EXHIBIT 11(a)

        AMERICAN MAIZE-PRODUCTS COMPANY AND ITS SUBSIDIARIES

              CALCULATION OF PRIMARY EARNINGS PER SHARE
                             (Unaudited)




                                                      Three Months Ended
                                                            March 31,
                                                      1994            1993

Weighted average number of common shares
 outstanding                                      10,226,758       7,872,797
Income (loss) before extraordinary loss and
 cumulative effect of accounting changes        $    683,000    $ (4,966,000)
Extraordinary loss from early extinguishment
 of debt                                                   -      (2,862,000)
Cumulative effect of accounting changes                    -     (27,200,000)
  Net income (loss)                             $    683,000    $(35,028,000)

Primary earnings per share:
 Income (loss) before extraordinary loss and
  cumulative effect of accounting changes             $  .07          $ (.63)
 Extraordinary loss from early extinguishment
  of debt                                                  -            (.36)
 Cumulative effect of accounting changes                   -           (3.45)
   Net income (loss)                                  $  .07          $(4.44)